Exhibit 99.01
Kellogg Company Announces Share Repurchase
Battle Creek, Mich. — Kellogg Company (NYSE: K) today announced that it has entered into an agreement to repurchase 9,371,567 million of its shares from the W.K. Kellogg Foundation Trust for $400 million in a privately negotiated transaction. The price per share of $42.68 is based on recent transactions on the New York Stock Exchange. The transaction is expected to close on Thursday, November 10, 2005.
In addition, the agreement provides Kellogg Company with the right to repurchase an additional $400 million of its shares from the W.K. Kellogg Foundation Trust if the Foundation Trust requests that the Company register those shares for public offering during the period between February 1 and December 31, 2006.
“We are pleased to announce this transaction with the W.K. Kellogg Foundation Trust,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “The Company’s continued strong performance and the successful execution of its focused strategy give us the financial flexibility to invest in future growth. They also give us the ability to complete this significant transaction which provides value for all of our shareholders.”
Dr. William C. Richardson, a co-Trustee and Chair of the Trust stated, “The Trust announced today a limited diversification program consisting of the repurchase of $400 million of shares by Kellogg, the potential public offering or sale to Kellogg of an additional $400 million of shares as described above, and contemplated open market sales of up to $250 million of shares in 2006, all totaling $1.05 billion.” Dr. Richardson continued, “This program satisfies our diversification objectives for the foreseeable future, and the Trust will continue to own more than 23% of the Company’s outstanding stock, representing approximately 65% of the Trust’s assets. The Trust is very pleased to continue as the Company’s largest shareholder. The Trustees have the utmost confidence in the Company’s management team and operating strategy, which are delivering strong results.”
About Kellogg Company
With 2004 sales of nearly $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure
This news release contains forward-looking statements related to business performance, investments, earnings, share repurchases, cash flow, costs, and write-offs. Actual performance may differ materially from these statements due to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, taxes and tariffs, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.